EXHIBIT 99.1
IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE
IN AND FOR NEW CASTLE COUNTY

IN RE: LEAR CORPORATION	)	Consolidated
SHAREHOLDER LITIGATION	)	C.A. No. 2728-VCS
OPINION
Date Submitted: June 8, 2007
Date Decided: June 15, 2007
Pamela S. Tikellis, Esquire, CHIMICLES & TIKELLIS, LLP, Wilmington, Delaware, Attorney for Plaintiff.
Seth D. Rigrodsky, Esquire, Brian D. Long, Esquire, RIGRODSKY & LONG, P.A., Wilmington, Delaware; Ann K. Ritter, Esquire, MOTLEY RICE, LLC, Mount Pleasant, South Carolina, Co-Chairs of Plaintiffs’ Executive Committee.
Kevin G. Abrams, Esquire, J. Travis Laster, Esquire, Steven M. Haas, Esquire, Nathan A. Cook, Esquire, ABRAMS & LASTER, LLP, Wilmington, Delaware, Attorneys for the Lear Defendants.
Matthias Lydon, Esquire, Norman Beck, Esquire, WINSTON & STRAWN, LLP, Chicago, Illinois, Of Counsel to Lear Corporation.
Kenneth J. Nachbar, Esquire, Jay N. Moffitt, Esquire, William E. Green, Jr., Esquire, MORRIS NICHOLS ARSHT & TUNNELL, Wilmington, Delaware, Attorneys for Defendants AREP Car Acquisition Corp., American Real Estate Partners, LP, and Vincent J. Intrieri.
STRINE, Vice Chancellor.

I. Introduction
     Lear Corporation is one of the world’s leading automotive interior systems suppliers. It is among the Fortune 200, and its shares trade on the New York Stock Exchange. Although Lear is a large corporation, it remains highly dependent on the success of the corporations who sell cars and trucks — as those corporations are Lear’s customers. In particular, although Lear has broadened its customer base to become more global, the majority of its revenues continue to be derived from sales to American manufacturers, and within that sector, Lear’s revenues also tilt toward supplying components for SUVs and light trucks. As is widely known, the American automobile industry has suffered during the past several years and sales of SUVs and light trucks have declined as gas prices have increased. Lear suffered along with it, as the ratings given to its debt and as the bankruptcy rumors concerning the company reflected. In the midst of a restructuring to keep itself healthy, along came Carl Icahn.
     In early 2006, Icahn took a large, public position in Lear stock. Given Icahn’s history of prodding issuers toward value-maximizing measures, this news bolstered Lear’s flagging stock price. Later in 2006, Icahn deepened his investment in Lear, by purchasing $200 million of its stock — raising his holdings to 24% — through a secondary offering. The funds raised in that private placement were used by Lear to reduce its debt and help with its ongoing restructuring.
     Icahn’s purchase led the stock market to believe that a sale of the company had become likely. Icahn’s investment also combined with another reality: Lear’s board had eliminated the corporation’s poison pill in 2004, and promised not to reinstate it except in very limited circumstances.
     In early 2007, Icahn suggested to Lear’s CEO that a going private transaction might be in Lear’s best interest. After a week of discussions, Lear’s CEO told the rest of the board. The board formed a Special Committee, which authorized the CEO to negotiate merger terms with Icahn.
     During those negotiations, Icahn only moved modestly from his initial offering price of $35 per share, going to $36 per share. He indicated that if the board desired to conduct a pre-signing auction, it was free to do that, but he would pull his offer. But Icahn made it clear that he would allow the company to freely shop his bid after signing, during a so-called go-shop period, but only so long as he received a termination fee of approximately 3%.
     The board did the deal on those terms. After signing, the board’s financial advisors aggressively shopped Lear to both financial and strategic buyers. None made a topping bid during the go shop period. Since that time, Lear has been free to entertain an unsolicited superior bid. None has been made.
     Stockholders plaintiffs have moved to enjoin the upcoming merger vote, arguing that the Lear board breached its Revlon1 duties and has failed to disclose material facts necessary for the stockholders to cast an informed vote.

[1]	Revlon, Inc. v. MacAndrews & Forbes Holdings, Inc., 506 A.2d 173 (Del. 1986).

The special committee and the board further considered that during 2006 Mr. Rossiter had raised concerns with members of the board regarding the unfunded and unsecured nature of the non-qualified pension benefits Mr. Rossiter and other executives were eligible to receive under the Company’s supplemental executive retirement plans (collectively, the “SERP”). Given the long tenure of Mr. Rossiter’s service with the Company, substantial benefits had accrued to him under the SERP. Mr. Rossiter was vested in his SERP benefits and could have received a lump sum payment had he chosen to retire. If he had chosen to retire as of September 30, 2006, his lump sum payment would have been approximately $11.6 million. Mr. Rossiter had expressed to certain members of the board his concerns that given the amount of his retirement benefits and equity ownership in the Company, a substantial portion of his net worth was at risk in the event of an industry downturn or a deterioration in the Company’s business. Mr. Rossiter also expressed concern over the illiquidity of his equity interest in the Company and raised the possibility of retiring as an executive of the Company.
During late 2006, the compensation committee of the board, along with its external advisors including its independent compensation consultant, evaluated alternatives to restructure the SERP to address Mr. Rossiter’s concerns. The compensation consultant noted that implementing these alternatives would likely elicit a negative reaction from the Company’s stockholders and proxy advisory firms against Mr. Rossiter, other members of senior management and the board. In December 2006, the compensation committee proposed alternatives to Mr. Rossiter, who ultimately declined any changes to his retirement benefits, including any accelerated payment of his SERP benefits, because of the negative perceptions cited by the compensation committee’s consultant.
The special committee and the board were also aware of the fact that the amendment to Mr. Rossiter’s employment agreement in connection with the proposed merger allows him to elect to receive an accelerated payout of his accumulated pension benefits under the SERP without retiring as an executive of the Company. Specifically, Mr. Rossiter may elect to have up to 70% of his accumulated SERP benefits paid to him on January 15, 2008 and up to 30% of his accumulated benefits paid to him on January 15, 2009. Assuming that Mr. Rossiter maximizes the amounts of these elections, and taking into account the time-value of money and other customary actuarial assumptions applicable under the SERP, he will receive approximately $8.6 million on January 15, 2008 and $3.9 million on January 15, 2009, reflecting the actuarial present value of his retirement benefits were he to remain an executive until age 65. As a result of the accelerated payment of his equity awards and retirement benefits under the SERP in connection with the merger, Mr. Rossiter will receive amounts that otherwise would have been at risk, and he may be viewed as having had economic motivations that are different from those of other Lear stockholders. For a summary of the SERP and Mr. Rossiter’s benefits thereunder, please see the proxy statement under the heading “Executive Compensation — Pension Benefits.”
Pursuant to the employment agreement amendment, Mr. Rossiter would serve as Executive Chairman of the Board of Directors for a period of two years following the closing and Non-Executive Chairman of the board for one year thereafter. The amendment provides Mr. Rossiter with an annual salary and bonus comparable to those provided by his existing employment agreement while he serves in an executive capacity. Mr. Rossiter also is to receive options to purchase 0.6% of the common stock of the Surviving Corporation in the merger at an exercise price equal to the merger consideration price per share. For a summary of Mr. Rossiter’s employment agreement amendment, please see the proxy statement under the heading “Interests of Lear’s Directors and Executive Officers in the Merger — Employment Agreements.”
Mr. Rossiter negotiated with AREP certain material aspects of the merger at the direction of the special committee. The special committee and the board considered in connection with the merger negotiations and approval of the merger that Mr. Rossiter had interests in the merger that were different from the interests of the Company’s stockholders and independent members of the board of directors, due to the accelerated payment of Mr. Rossiter’s SERP benefits, the payout of his outstanding equity interests in the Company, his continued employment with the Company following the merger and his equity interest in the Company following the merger. Given Mr. Rossiter’s potential conflicting interests, and considering

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the CEO desired might draw fire from institutional investors, a factor that deterred the CEO from immediately accepting any renegotiation of his retirement benefits.
     Because the CEO might rationally have expected a going private transaction to provide him with a unique means to achieve his personal objectives, and because the merger with Icahn in fact secured for the CEO the joint benefits of immediate liquidity and continued employment that he sought just before negotiating that merger, the Lear stockholders are entitled to know that the CEO harbored material economic motivations that differed from their own that could have influenced his negotiating posture with Icahn. Given that the Special Committee delegated to the CEO the sole authority to conduct the merger negotiations, this concern is magnified. As such, an injunction will issue preventing the vote on the merger vote until such time as the Lear shareholders are apprised of the CEO’s overtures to the board concerning his retirement benefits.
II. Factual Background
A. The Company And Its Industry
     Lear is one of the world’s leading automotive interior systems suppliers, manufacturing complete automotive seat and electrical distribution systems and select electronic products. It is among the 150 largest companies in the United States with net sales of $17.8 billion to customers spanning the globe. The company is publicly traded on the New York Stock Exchange and has over 100,000 employees in over 200 facilities worldwide.
     Despite its size and prominence in its market, Lear has been a troubled company in a depressed industry. The “Big Three” North American automotive manufacturers,

Ford, General Motors, and DaimlerChrysler, which combined to account for over 65% of Lear’s sales, have all been struggling due to high energy prices, increased prices of key commodities and raw materials, and heightened global competition. Further, Lear’s highest margin products are components for SUVs and light trucks, a segment that has been hard hit by rising gasoline prices and concern over climate change.
     In addition to battling difficult market conditions, in 2005 and 2006, Lear faced the maturation of large amounts of debt. Concerns that the company would default on these obligations spurred bankruptcy rumors. Although Lear never defaulted, it came close to allowing the circling rumors to become reality.
     Lear is managed by an eleven member board of directors. Only two board members — Robert E. Rossiter, Lear’s chief executive officer, and James H. Vandenberghe, Lear’s chief financial officer — are officers of the company. A third member of the current board, Vincent Intrieri, is affiliated with Icahn but independent for other purposes. The rest are directors whose independence the plaintiffs have not successfully questioned.
     In 2005, the Lear board initiated a strategic planning process. As part of that process, Lear engaged J.P. Morgan Securities, Inc. (“JPMorgan”) to provide advisory services. Throughout 2006, Lear divested underperforming business units and restructured its debts. The Lear board also contemplated expanding its international business to reduce its reliance on the Big Three.
     During this process, the well-known investor Carl Icahn made his first investment in Lear. Believing Lear’s equity to be undervalued, Icahn purchased $100 million worth of Lear’s common stock (about 4.9% of the total shares outstanding) at $16 to $17 per share beginning in March 2006. In the months after that investment, Lear’s stock price increased in value, trading in around $20 per share.
     Icahn’s initial investment generated interest in Lear from private equity fund Cerberus Capital Management LP. On April 11, 2006, Lear’s CEO, Rossiter, and other members of management met with Cerberus in New York. At the meeting, Cerberus pitched the idea of taking Lear private, but Rossiter indicated that he was unwilling to do a leveraged buyout given the low $16-17 market price then prevailing. The brief discussion terminated with Rossiter noting that he “ha[d] shareholders . . . to protect” and that he “felt uncomfortable talking about it.”
     After fielding the interest generated by Icahn’s investment, Rossiter and the Lear management team once again focused on implementing its new strategic initiatives. As part of that process, management presented a long-term financial plan based on the company’s new strategy to the Lear board in July 2006. That “July 2006 Plan” reflected the company’s restructured debt service obligations, the sale of Lear’s underperforming interiors business, and contained aggressive changes to streamline the company’s operations. It projected three business cases: an improvement case representing the best case scenario for emerging from the company’s woes; a partial improvement case projecting somewhat less success in restructuring; and a sensitivity case accounting for many more problems and payments, including a 10% decline in North American production and $200 million in supplier support payments, financing fees, and additional investments necessary to turn Lear around. As a result of these differing outlooks, the midpoints of the DCF valuations for the three plans (from most to least optimistic) were $39.71, $30.22 and $18.00 per share, representing the possibility for material improvement from the company’s then-existing market value of $21 per share.
     Enticed by what he still considered to be a below-market stock price, Icahn again sought to increase his position in Lear. On October 2006, after making open market purchases bringing his interest to nearly 10%, Icahn sought to push his investment in Lear’s common stock over the 15% threshold of 8 Del. C. § 203. To that end, he negotiated with the Lear board and ultimately agreed to a secondary offering of $200 million worth of Lear common stock. The terms of that offering included a per share price of $23, a waiver of the provisions of 8 Del. C. § 203, and a cap on Icahn’s total holdings at 24%. In this process, Icahn did not have to negotiate a waiver of Lear’s shareholder rights plan because Lear had allowed its plan to expire in December 2004 and had adopted corporate governance policies prohibiting such measures in the future absent a shareholder vote or consent of a majority of Lear’s independent directors. The private placement closed on October 17, 2006, bringing Icahn’s total holdings in Lear to 24% (including his 16% equity position and an additional 8% exposure through related financial instruments). As a result of these holdings, Icahn became Lear’s largest investor and was able to appoint his lieutenant Intrieri to the Lear board to monitor his investment.
     It is vital to note that Lear offered two of its other large shareholders the opportunity to participate in the October 2006 private placement on the same terms as Icahn. But both declined at the time saying the $23 per share price was too high. Now, however, one of those two shareholders, Pzena Investment Management, claims that Lear is worth $60 per share.
     Immediately following Icahn’s investment, Lear’s common stock shot up in price. It rose over 15% on the first day of trading after the announcement and crossed the $30 per share threshold on October 26, 2006. Over the final months of 2006 and during the pre-merger period of 2007, Lear’s stock traded within a range of a few dollars above or below that mark.
     Having weathered the threatened storm of bankruptcy in 2005 and 2006, Lear’s CEO, Robert Rossiter, sought to secure his personal financial position in the closing months of 2006. Rossiter, like many of Lear’s top executives, had much of his personal wealth tied up in Lear stock, having reinvested in the company to help stave off its demise. Further, as the company’s longest-serving executive with over 35 years experience, Rossiter had accumulated substantial benefits as part of his Supplemental Executive Retirement Plan and other non-qualified retirement plans (collectively, his “SERP”). These retirement benefits had a fully-vested value $14.6 million when Rossiter turned 65 in 2011, but they could be cashed out at a 9.6% annual penalty before that time. As such, Rossiter could access $10.4 million (roughly 70%) of his SERP benefits by mid-2007, but only if he retired.
     Although its restructuring and Icahn’s equity infusion had strengthened Lear’s financial position, Rossiter knew that the company still had rough water to traverse. As Rossiter put it in an October 2006 e-mail, Lear was a “sick company operating in a sick industry.” His SERP benefits were not secured by specific Lear assets, and thus Rossiter worried that he would be treated like an unsecured creditor if Lear had to file for bankruptcy.
     In November 2006, Rossiter approached the compensation committee and expressed his interest in accelerating his SERP payments to provide himself, and his family, with enhanced financial security. Rossiter felt this action was especially important because he could not easily liquidate his equity position due to management blackout trading periods and concerns that large sales by the Lear CEO would send a negative signal to the market and thereby diminish Lear’s stock price. In response to Rossiter’s inquiry, the compensation committee met and hired a compensation consulting firm, Towers Perrin, to prepare an analysis of Rossiter’s SERP and to generate potential options for him to more quickly access his benefits.
     In its reports, Towers Perrin presented five potential options to allow Rossiter to liquidate his retirement assets quickly while keeping his job and avoiding the full multi-million dollar haircut he would take by retiring early. Of those options, Towers Perrin recommended a plan on December 14 that would give Rossiter a $5 million lump sum payment immediately, three annual installment payments totaling another $5.4 million over the next three years, and a $3 million retention bonus payable if Rossiter remained with Lear through his 65th birthday. As a caveat to each of its options, Towers Perrin noted that there might well be adverse reactions from institutional investors, including the possibility that ISS, the influential proxy advisory firm, would support a withhold campaign against Lear and Rossiter in the future.

     The compensation committee formally considered the Towers Perrin options on December 15 and conveyed them to Rossiter soon thereafter, explaining to him the financial and optical disadvantages inherent in selecting one of the available alternatives. Despite these hurdles, the Compensation Committee was willing to support Rossiter’s selection from among the Towers Perrin options. Given the potential negative publicity and other problems, Rossiter did not jump at the chance to pursue any of the options. Whether to protect his own image, his full SERP, or Lear’s future prospects, Rossiter declined to take any action on the matter before the new year. Rossiter never again pondered the difficult question of whether it was worth it to endure the public criticism he was likely to incur by accelerating his own benefits during a period of tumult in his industry. Icahn’s proposal of a going private transaction preempted that thinking.
B. The Merger Timeline
     On January 16, 2007, Rossiter met with Icahn over dinner in New York to discuss the changing automotive industry environment and its effect on Lear’s competitive position. At that meeting, Rossiter was accompanied by Daniel Ninivaggi, Lear’s chief administrative officer and general counsel. Ninivaggi came to Lear in 2003 from Winston & Strawn, LLP, the company’s outside legal counsel, where he had been a partner. For his part, Icahn was joined by Vincent Intrieri, a senior officer of various Icahn affiliates and Icahn’s appointee to the Lear board.
     The topic of a potential transaction first arose when Rossiter lamented the volatile market conditions and the negative impact that it had on the company. In response to that comment, Icahn broached the possibility of acquiring Lear to allow the company to take a more long-term focus because it would be as a private company. Rossiter agreed that such a combination might be beneficial to Lear, and they began to explore the feasibility of that proposal.
     Following the January 16 meeting, Rossiter, Icahn, Ninivaggi and Intrieri explored the process by which Icahn could obtain due diligence materials to review in support of a potential bid. The four spoke frequently, and the mood was friendly as Icahn expressed an interest in retaining the existing management of Lear, including Rossiter, Ninivaggi, the company’s CFO Vandenberghe, and its COO and President Douglas DelGrosso. Also contributing to the collegial mood was Icahn’s indication that he would not proceed with a hostile bid if the Lear board was not open to negotiating with him.
     After a week of discussions, on January 23, Rossiter began to inform the other members of the Lear board about the ongoing merger discussions. That day, Rossiter called two of Lear’s independent directors, Larry McCurdy and James Stern, to inform them of what had transpired over the previous week. He also involved Lear’s outside legal counsel, Ninivaggi’s former law firm, Winston & Strawn, in the discussions with Icahn for the first time. The following day, three more of Lear’s independent directors — David Spalding, Henry Wallace, and Richard Wallman — were brought into the process, and, on January 25, the full board was convened.
     At the January 25 board meeting, Ninivaggi presented the board with the status of the ongoing merger talks because Rossiter was traveling overseas on other business. Once up to speed, the board formed a “Special Committee” to oversee the merger process. As is typical of such committees, the Lear Special Committee was empowered to evaluate and negotiate proposals from Icahn and to consider alternatives thereto. Unlike similar committees in some other contexts, however, the defendants admit that the Lear Special Committee was formed to facilitate swifter responses than could be achieved by the full board, not to act as substitute for conflicted management. The three independent directors appointed to the Special Committee — McCurdy (the Committee’s chairman), Stern, and Wallace — were selected based on their industry expertise and experience in the merger and acquisition arena.
     Upon its formation, the Special Committee did not insert itself or its advisors into the merger negotiations. The Special Committee stood back from the front lines of due diligence and the negotiation of price and other merger terms. Because the Special Committee did not view the Icahn overture as presenting a conflict situation for Rossiter or his subordinates — or at least not one that required the Special Committee to take the lead — it allowed Rossiter to spearhead the negotiations. The Committee believed him to be the most knowledgeable person regarding Lear, as an effective salesman, and thus the best negotiator. Plus the Committee planned to keep management on a “short leash”.
     Lear secured a confidentiality agreement from Icahn and his affiliated entity, American Real Estate Partners, LP (“AREP”), which he planned to use to consummate the acquisition. Once the confidentiality agreement was delivered, Icahn and AREP began due diligence. As part of that process, meetings focusing on the Lear strategy encapsulated in the July 2006 Plan and its execution since it was formulated were held in New York on January 28 and 29 between the representatives and advisors of the companies. As a result of these discussions, the company requested that its financial advisor, JPMorgan, update the July 2006 Plan based on the current industry outlook. At the conclusion of the meetings, Icahn expressed his interest in continuing forward with a transaction and confirmed in general terms his intention to retain Lear’s senior management.
     The Special Committee was apprised of these developments at a meeting on January 30. During that session, it engaged the company’s long-serving legal and financial advisors — Winston & Strawn and JPMorgan — as its own and hired Richards, Layton & Finger P.A. to provide additional advice on Delaware law. Consistent with its view throughout the process, the Special Committee did not see a material conflict between the interests of Lear, its public stockholders and its management in this process. As a result, the Special Committee considered the potential conflicts of interest the engagements of Winston & Strawn and JP Morgan posed, but it concluded that the benefits of hiring advisors already familiar with Lear warranted their retention.
     The Special Committee’s next meeting took place on February 1, 2007. The purpose of that meeting was to review management’s revised financial projections. These revised figures took into account lower production forecasts for the Big Three auto manufacturers generated by J.D. Power & Associates and were generally more pessimistic than those underlying the July 2006 Plan. Eight drafts of the February 1 projections were prepared during the early morning hours of that day, but only the final version was presented to the Special Committee for consideration.
     Price negotiations began on February 2. The Special Committee members absented themselves from that key task, delegating it to Rossiter as CEO. Rossiter included some of his subordinates, particularly Ninivaggi, in the negotiations at times. But neither JPMorgan nor any Special Committee member participated in those talks.
     During one of many telephone calls on February 2, Icahn made an oral bid to acquire Lear at a price of $35 per share. As part of that offer, Icahn was willing to agree to a go-shop period during which Lear could actively solicit higher bids, but, in exchange, Icahn demanded a termination fee plus reimbursement of up to $20 million in expenses if his bid was topped. Rossiter responded that he could not support a deal on those terms. Nonetheless, he said he would take Icahn’s offer to the Special Committee.
     The Special Committee shared Rossiter’s view that Icahn’s initial proposal was inadequate and rejected Icahn’s $35 bid. Although the Committee never determined what an appropriate price for the Lear equity would be, there is evidence the company expected a bid in the $36 to $38 range. Ninivaggi testified that he thought the offer would be between $36 and $37 per share. Rossiter said he thought that $35 was “a pretty low offer.”
     Rossiter conveyed the Special Committee’s message to Icahn on a call initiated immediately following the Special Committee’s meeting. On that call, Rossiter was joined by the CFO, Vandenberghe; Lear’s president and COO, Douglas DelGrosso; and by Winston & Strawn. Again, neither JPMorgan nor any of the Special Committee members took part in this discussion.
     When Rossiter informed Icahn that the Special Committee had rejected his $35 per share offer, Icahn raised his bid by a quarter to $35.25. Acting on instinct rather than pausing to solicit the Special Committee’s input, Rossiter rejected that new bid immediately based on his understanding of the Special Committee’s position as expressed earlier in the evening on February 2. Later in the call, Icahn countered with another seventy-five cent jump to $36 per share, but identified that price as his highest and final offer. Taking Icahn at his word, Rossiter said he would convey that bid to the Special Committee the next day.
     Before he conveyed Icahn’s new position to the Special Committee or obtained any guidance on how best to respond, Rossiter reinitiated negotiations with Icahn on the morning of February 3 to see if he could improve the offer in hand. Icahn reiterated his position that he would not offer more than $36 per share, but he said that he would pay a reverse break-up fee if he breached the merger terms and he indicated that he could be flexible in negotiating the terms of the go-shop period and termination fee. Icahn also became, in his words, “a little peeved,” telling Rossiter “I told you I’m not going higher . . . . [R]est assured you got the best price you could have, don’t come home tonight and think about whether you could have gotten more. You’re not getting any[.]”
     Having struck out on a higher price, Rossiter shared the $36 bid along with the additional information he had gleaned from Icahn with the Lear board at their meeting later in the day on February 3. Presented with a firm price for the first time, the Lear board debated the merits of a merger with Icahn, both with management and JPMorgan present, and then in an executive session of the independent directors. To assist in fleshing out the pros and cons of the proposed deal, JPMorgan presented an update to its February 1 financial analysis of Lear. After considering the multiple cases JPMorgan presented, the Special Committee determined that the most conservative of the projections, a variant of the July 2006 Plan’s sensitivity case, was most representative of the current industry outlook. As a result they adopted those projections and dubbed them the “Long Range Plan with Current Industry Outlook.” The Special Committee desired a higher price but recognized that Icahn’s offer was attractive in view of the risks Lear faced in achieving even its conservative projections.
     In executive session, the Lear board also debated the merits of engaging in a more formal sale process or auction. Although this method might secure a premium bid, the board was concerned that it would disrupt the company’s business and customer relationships or that it might cause Icahn to withdraw. The second was the board’s larger concern, as Icahn had indicated that he would pull his offer if Lear chose to undertake a full-blown auction. Both Icahn and Lear recognized that Lear’s stock was trading at a very high level — over twice the price at which Icahn made his initial investment — and that it might decline sharply if Icahn pulled out of discussions. Using that knowledge, Icahn told Lear that “if the company turned down [his] offer . . . he would just sit back, remain a stockholder . . . [and] in the event [Lear’s] stock would drop back down to 30 or 29 .. . . he would come in later with a lower offer.”
     In light of those potential pitfalls, the board decided that the go-shop structure of securing a firm commitment to merge before soliciting others was the best solution to maximize shareholder value. The board did not endorse the terms that were contained in the draft merger agreement it received that evening, though, because it hoped a more favorable break-up fee and a longer shopping period could be obtained. Further, the

Board insisted that Icahn sign a voting agreement to support a superior proposal before it would recommend his proposal.
     Negotiations over those terms took place over the next three days and included in-person meetings on February 5 and 6. The results of those discussions were Icahn’s agreement to a voting agreement of the type demanded by the Lear board, and to a termination fee, tiered to be lowest during the go-shop period and increase slightly thereafter. To obtain these terms, the Special Committee and Lear management at their direction rejected several less favorable proposals and continually sought further improvement of the Icahn offer.
     On February 5, the status of the merger negotiations was formally disclosed. Lear issued a press release that day describing the talks, and Icahn filed a disclosure with the SEC relating to AREP’s $36 per share proposal.
     During the same period — from February 4 through February 7 — the Special Committee engaged JPMorgan to solicit expressions of interest from third parties that might have an interest in acquiring Lear. Without time to conduct anything but a discrete canvass, the Committee merely tested the waters by contacting eight financial buyers with a listing of interest in the auto sector. Over the next four days, JPMorgan received three flat “no” responses and five tepid “maybes” from buyers who were of Icahn’s $36 proposal. Neither JPMorgan nor Lear viewed any of these responses as a serious expression of interest as none of those potential buyers expressed even a concrete desire to pursue due diligence and none made even a preliminary proposal. Notably, Cerberus, which had indicated an expression in doing a deal with Lear in April 2006, was among the eight potential suitors contacted by JPMorgan. Its reaction was tepid the second time around, saying only that it would need to know more about the company.
     On February 7, the Special Committee learned the results of JPMorgan’s limited market canvass and reviewed the fairness opinion that JPMorgan prepared. That opinion expressed JPMorgan’s view that the $36 per share compensation to be received by Lear stockholders was fair from a financial point of view given the opportunity to shop the deal after signing. JPMorgan buttressed its fairness opinion with a detailed presentation to the Special Committee, which provided a variety of analytical perspectives on Lear’s value. In addition, Evercore LLC, an auto industry expert, rendered advice consistent with JPMorgan’s view.
     Taking that information into account, the Special Committee met and deliberated with its advisors, but was unable to reach a consensus. As a result, the Committee sought to continue its deliberations the next day. Icahn, however, had different ideas, again indicating that he would withdraw his offer if it was not accepted. In his words, he did not want his offer “hanging out there” to be used as a public stalking horse without the protection of a signed merger agreement. This threat had teeth because of the elevated price at which Lear’s stock was trading and the likelihood that it would fall if no deal emerged. As a result, the Special Committee negotiated a one-day extension from Icahn and reached a decision on his proposal the following day.
     On February 8, the Special Committee unanimously voted to support a merger with AREP at $36 per share. It noted that the price represented a 3.8% premium to the closing price on February 2, the day Icahn’s first bid was received, a 46.4% premium to the price on the day Icahn’s October 2006 private placement closed, and a 55.1% premium to the 52-week volume weighted average price of Lear’s stock. On the basis of these premiums, the JPMorgan fairness opinion, Evercore’s industry assessment, its limited pre-signing market check, and the contractual protections it had negotiated including the go-shop, the Special Committee concluded that signing up Icahn’s $36 per share offer maximized the value Lear shareholders could obtain for their equity. The Lear board adopted the Special Committee’s recommendation the same day, and the “Merger Agreement” was signed the next morning, on February 9.
     To maximize the value of the go-shop provision, the Lear board authorized JPMorgan to begin soliciting interest as soon as the Merger Agreement was signed. Roughly two weeks later, on February 26, it also expanded the engagement of Evercore to have it help JPMorgan in soliciting and evaluating competing proposals. JPMorgan and Evercore each had a substantial financial incentive to secure a topping bid.
     During the go-shop period, Lear’s financial advisors contacted a total of 41 potential buyers, including 24 financial sponsors and 17 strategic acquirers. These presentations pitched the company as an acquisition target based on public information and promised access to a data room of non-public information and to company management if any of the buyers were willing to execute a confidentiality agreement. Only 8 of the 41 firms took this first step.
     Cerberus was again among those contacted to consider a bid for Lear. It did not submit a bid despite being offered access to the additional information it indicated it would need to consider a bid when contacted by JPMorgan during the hurried pre-signing market canvass. This reaction was typical of the five financial buyers who showed faint interest when approached during the days before the Merger Agreement was signed. None made an offer for Lear.
     By the end of the go-shop period on March 26, 2007, none of the buyers that were solicited had made even a preliminary bid. No unsolicited bids were tendered during this period either. Three firms, however, were still engaged in ongoing discussions. Two of those dropped out of the process soon after March 26. The one potential bidder remaining, Tata AutoComp Systems Limited (“TACO”), requested permission on May 9 to bring on two private equity sponsors to look at a possible joint acquisition. That consent was given on May 14. Despite this accommodation and multiple deadline extensions to submit a competing bid, neither TACO nor its consortium ever made an offer to purchase Lear. On May 30, TACO informed Lear that it was withdrawing from the process, and Lear conveyed that information to the court in a status update letter.
     Unsatisfied with the substance of Lear’s letter to the court, TACO wrote a letter to Ninivaggi lodging its complaints with the substance in and public disclosure of status letter. Those complaints included claims that the Lear data room was not fully stocked, that TACO was denied the unfettered access to management it desired, and more generally that TACO had not been appropriately treated as a bidder. A review of the record reveals that TACO’s complaints are likely unfounded.
     TACO is the American subsidiary of a large Indian automotive business. It was solicited early on in the go-shop process and did not make a timely response. It meandered into the process later on, claiming to need equity partners, and proposed shifting potential alliances with different advisors. Lear responded professionally throughout the process and tried to keep TACO in the game.2 But ultimately TACO was unwilling to step up and make a bid, because it could not attract other likely sources of equity (many of which had already passed on Lear when solicited directly by Lear) and because its parent company would not take on the equity acquisition costs in the first instance, with the opportunity to find equity partners after closing. In this regard, it is also notable that Lear was offering stapled debt financing through JPMorgan that TACO could have accepted.
     Although the plaintiffs seized on the TACO letter as helpful to them, TACO’s complaints are best understood as reflecting a desire on the part of TACO’s parent not to be seen as lacking credibility as a buyer in an American market with which it has little experience. In that regard, it is telling that TACO complains that its TACO acronym was not used by Lear in its report to the court, and that Lear used the name Tata in describing this bidder. Of course, the T in TACO stands for Tata, the name of its parent. There is nothing to this issue. Lear has indicated that it will include TACO’s letter in an 8-K and thus interested Lear stockholders can ponder it for themselves. About TACO, I need, and will, say no more.
     In any event, as of the date of the hearing, no potential bidders were on the scene seeking to outbid Icahn.

[2]	Lear made its top managers available for lengthy meetings on several occasions and provided TACO and its shifting array of advisors and possible partners with adequate and timely due diligence, which was appropriately conditioned on safeguards to protect Lear’s proprietary interests. TACO’s protestations to the contrary are not convincing.

C. The Merger Terms

1. The Merger Agreement
     The Merger Agreement grants Icahn two primary deal protections for allowing its offer to be used as a stalking horse: a termination fee payable if Lear accepted a superior proposal from another bidder and matching rights in the event that a superior proposal is presented. In exchange, the Lear board secured an ability to actively solicit interest from third parties for 45 days (the so-called “go-shop” period), a fiduciary out that permitted the board to accept an unsolicited superior third-party bid after the go-shop period ended, a reverse termination fee payable if AREP breached the Merger Agreement, and a voting agreement that required Icahn, AREP, and their affiliates to vote their shares in favor of any superior proposal that AREP did not match.
     The termination fee that AREP would be entitled to depended on the nature and timing of Lear’s termination of the Merger Agreement. Both parties had a right to terminate the Merger Agreement if that Agreement was not approved by Lear’s stockholders, but if no superior transaction was completed within a year of the negative stockholder vote, no termination fee was due. If, however, a superior proposal was accepted by Lear such that the company “substantially concurrently” terminated the Merger Agreement and entered into an alternate acquisition agreement, AREP was entitled to a termination fee contingent on the timing of termination. Likewise, AREP could claim a break-up fee if the Lear board withdrew its support (or failed to reconfirm its support when requested to do so) for the AREP offer.
     In the event that AREP was entitled to a termination fee, the amount of that fee depended on the timing of the termination of the Merger Agreement. If the Agreement was terminated during the go-shop period, Lear was required to pay to AREP a fee of $73.5 million plus up to $6 million in reasonable and documented expenses. At most, this amounted to a payment of $79.5 million, which is 2.79% of the equity value of the transaction or 1.9% of the total $4.1 billion enterprise value of the deal. In the alternative, if the merger was called off after the go-shop period ended, AREP was entitled to a higher fee of $85.225 million as well as up to $15 million in expense reimbursements. This payment of roughly $100 million amounted to 3.52% of the equity, or 2.4% of the enterprise, valuation of Lear. Viewed in light of the 79.8 million Lear shares outstanding on a fully diluted basis at the time of the merger, the $79.5 million break-up fee due upon termination during the go-shop period translated into a willingness to pay a little less than a dollar more than Icahn’s $36 bid. The $100 million fee equated to a bid increase of roughly $1.25 per share.
     In addition to these termination fees, AREP was protected by a contractual right to match certain superior bids that Lear received. If Lear fielded a superior proposal, the Merger Agreement forced Lear to notify AREP of the proposal’s terms and afforded AREP ten days to determine whether it would increase its offer to match the superior terms. If the superior proposal was in excess of $37 per share, AREP only had a single chance to match, but if it did not cross that threshold, Lear was obligated to allow AREP three days to match each successive bid. In the event that AREP decided not a match a superior proposal, it was obligated to vote its bloc of shares in favor of that transaction under the voting agreement it executed in combination with the Merger Agreement. The combination of match rights with the voting agreement signaled the willingness of Icahn to be either a buyer or seller in a transaction involving Lear.
     In exchange for the protections that Icahn and AREP received, the Merger Agreement permitted the Lear board to pursue other buyers for 45 days and then to passively consider unsolicited bids until the merger closed. But, once that 45-day window closed, a second phase, which might be called a “no-shop” or “window-shop” period, began during which the Lear board retained the right to accept an unsolicited superior proposal.
     Lear was also protected in the event that AREP breached the Merger Agreement’s terms by a reverse termination fee of $250 million. That fee would be triggered if AREP failed to satisfy the closing conditions in the Merger Agreement, was unable to secure financing for the $4.1 billion transaction, or otherwise breached the Agreement. But AREP’s liability to Lear was limited to its right to receive this fee.
2. Executive Retention And Compensation
     Outside of the Merger Agreement’s four corners, Icahn also reached accord with key Lear managers to continue their employment with Lear. AREP agreed to retain three of Lear’s senior executives: Rossiter, Vandenberghe, and DelGrosso. Delgrosso will serve as CEO of the surviving corporation; Rossiter will become Executive Chairman; and, Vandenberghe will be CFO and Vice Chairman. For his promotion to CEO,

DelGrosso will get a salary increase from $925,000 to $1.15 million and a bonus pegged at 125% of his base salary. Rossiter will earn $50,000 in extra salary in his new role, going from $1.1 million to $1.15 million and Vandenberghe will make the same $925,000 annual salary that he earned before the merger. Rossiter and Vandenberghe will earn bonuses of 150% and 100% of their base salaries, respectively. These bonus percentages are the same as before the merger, but now they are guaranteed rather than contingent on Lear’s performance.
     Rossiter, Vandenberghe, and DelGrosso will also net material sums from their existing equity holdings in Lear as a result of the merger. Rossiter, Vandenberghe and DelGrosso own 358,297, 235,984 and 175,312 Lear shares, respectively. Each of these officers also holds large numbers of options and other securities redeemable for Lear common stock.
     On an all in basis, Rossiter stands to receive $11.5 million for his Lear equity in the merger. Vandenberghe and DelGrosso will receive $7 million and $5 million respectively for their shares and options.
     But, the three executive officers also amended their employment agreements so that the merger would not trigger the sizable change of control payments to which they would otherwise be entitled. In the event of a termination upon a change of control, Rossiter was entitled to $15.1 million in total termination benefits. Vandenberghe was entitled to $8.4 million in benefits, and DelGrosso would net nearly $6 million.
     Each of these three executives also had accrued substantial retirement benefits based on their lengthy employment with Lear. As of the close of 2006, Rossiter,

Vandenberghe, and DelGrosso could receive accumulated retirement benefits (accounting for early withdraw penalties) of $10 million, $5.5 million, and $1.2 million, respectively, if and only if they actually retired. If, however, these executives remained with the company until they fully vested in these plans by obtaining the age of 65 or meet certain other criteria, they stood to receive a substantially greater sum. For example, if Rossiter fully vested, he would earn the full amount of his accrued SERP benefits, which had a present value of $14.6 million.
     Through the merger, Rossiter, Vandenberghe, and DelGrosso were able to access their full accrued benefits within two years, rather than waiting until they otherwise earned-out those benefits. To that end, their employment agreements were amended to provide that each of the continuing executives could elect to receive 70% of their accrued SERP benefits (without any reduction for early withdraw)3 on January 15, 2008, and the remaining 30% of those benefits a year later on January 15, 2009. Through these amendments, the executives could take some solace that they would be able to more

[3]	Lear’s retirement and equity incentive plans are exceedingly complex. The merger proxy statement references an “accumulated benefit under the supplemental pension plans” as payable, which seems to indicate that no withdrawal penalty will be assessed, but the amendments to the executives’ employment agreements (attached as an appendix to the proxy) say that benefits “shall . . . be paid . . . under the terms and conditions of such plans, programs, or arrangements,” which may mean that the early withdraw haircut is still in effect. Moreover, nowhere in the proxy statement are total accrued retirement benefits, without the haircut, disclosed. Rather, the only figures presented are the end of year values of the plans for 2006 (likely included because the annual meeting for that year is the same day as the shareholder vote). In light of this textual confusion, the court has relied on the understanding advanced by plaintiffs, and not objected to by defendants, that the executives will receive their maximum accrued retirement benefits without penalty in two slugs, 70% in 2008 and 30% in 2009.

quickly convert unfunded promises that might never reach full value if the company went bankrupt into liquid assets beyond the reach of the company’s creditors.
     Importantly, these executives also secured the right to remain as well compensated executives and to share as equity investors in the future appreciation of Lear at the same time as they hedged against a decline in its prospects. As a result of the merger, Rossiter, Vandenberghe, and DelGrosso each will be granted options to purchase equity in the surviving entity, apparently with a strike price set at the merger price of $36. Rossiter and DelGrosso will be entitled to options for 0.6% of the total common stock and Vandenberghe will gain options for 0.4% of the equity. These options will have a ten year term and will vest in equal annual installments over a four year period, but will accelerate and vest upon a later change of control, and, in the case of Rossiter and DelGrosso, if they are terminated without cause or quit for good reason.
III. Legal Analysis
     The plaintiffs seek a preliminary injunction against the merger. The legal framework for evaluating such a motion is well-established, and requires the plaintiffs to convince the court that their claims have a reasonable likelihood of ultimate success, that they face irreparable injury if an injunction does not issue, and that the balance of the equities favors the grant of an injunction.4
     The plaintiffs’ lengthy claims boil down to two alleged categories of breaches of the Lear board’s fiduciary obligations. The first category involves a contention that the

[4]	E.g., Revlon, 506 A.2d at 179.

Lear board did not comply with its fiduciary duty to disclose all material facts relevant to the stockholders’ decision whether to approve the merger. The second category of fiduciary breaches alleged by the plaintiffs comprises the various reasons the plaintiffs contend that the directors failed to take reasonable efforts to secure the highest price reasonably available for Lear shareholders.
     I will set forth the plaintiffs’ specific arguments and the relevant standards of review in the course of addressing those claims in the merits prong of the preliminary injunction analysis. Because I can efficiently apply the equitable balancing test that is crucial to the preliminary injunction standard in the context of dealing with the merits, I will do so.
     I will begin those tasks by grappling with the plaintiffs’ disclosure claims.
A. The Plaintiffs’ Disclosure Claims
     Both parties acknowledge that directors of Delaware corporations have a duty to disclose the facts material to their stockholders’ decisions to vote on a merger.5 The debate here is whether the supposed facts the plaintiffs claim are omitted meet the legal definition of materiality. That definition is also well-established and is one embraced by both our Supreme Court and the United States Supreme Court:
An omitted fact is material if there is a substantial likelihood that a reasonable shareholder would consider it important in deciding how to vote. . . . Put another way, there must be a substantial likelihood that the disclosure of the omitted fact would have been viewed by the reasonable investor as having

[5]	Arnold v. Society for Savings Bancorp., Inc., 650 A.2d 1270, 1277 (Del. 1994).

          significantly altered the “total mix” of information made available.6
     In their complaint, the plaintiffs purport to set forth a Denny’s buffet of disclosure claims. But, in their briefs, the plaintiffs argue only three of these supposed deficiencies in disclosure. I therefore only address those contentions, as the others have been waived.7
     The first disclosure claim the plaintiffs press involves the failure of the proxy statement to disclose one of the various DCF models run by JPMorgan during its work leading up to its issuance of a fairness opinion. The plaintiffs admit that the proxy statement provides a full set of the projections used by JPMorgan in the DCF it prepared that formed part of the basis of its fairness opinion. The plaintiffs also admit that the proxy statement discloses the range of values generated from a DCF analysis using a more optimistic set of projections derived from the July 2006 Plan, an analysis that was also fully disclosed in Lear’s Rule 13E-3 public disclosure concerning the merger. To wit, the proxy statement informs shareholders that the more optimistic assessment based on the July 2006 Plan figures resulted in a range of values between $35.90 and $46.50 per share, a range that was materially higher than the $28.59 to $38.41 span contained in the undisclosed model.

[6]	Zirn v. VLI Corp., 621 A.2d 773, 778-79 (Del. 1993) (quoting TSC Industries, Inc. v. Northway, Inc., 426 U.S. 438, 449 (1976)).

[7]	In their briefs, the plaintiffs attempt to preserve their additional disclosure claims listed in their complaint simply by referencing the complaint. That is not a proper way to brief issues and constitutes a waiver of those arguments. Emerald Partners v. Berlin, 2003 WL 21003437, at *43 (Del. Ch. 2003), aff’d, 840 A.2d 641 (Del. 2003).

     But the plaintiffs quibble because they say that the proxy statement fails to disclose a DCF model prepared by a JP Morgan analyst early in the morning on February 1. That model used modestly more aggressive assumptions than those that formed the basis for the DCF model used in JPMorgan’s final fairness presentation. Although this model was simply the first of eight drafts circulated before a final presentation was given to the Lear board later that day, the plaintiffs say that the omission of this iteration is material.
     The problem for the plaintiffs is that they did not develop any evidence in discovery that suggested that this model was embraced as reliable by either the senior bankers in charge of the deal or by Lear management. From the record before me, it appears that the proxy statement fairly discloses the Lear management’s best estimate of the corporation’s future cash flows and the DCF model using those estimates that JPMorgan believed to be most reliable. The only evidence in the record about the iteration the plaintiffs say should be disclosed suggests that it was just one of many cases being prepared in Sinatra time by a no-doubt extremely-bright, extremely-overworked young analyst, who was charged with providing input to the senior bankers. As the plaintiffs admitted, they did not undertake in depositions to demonstrate the reliability of this iteration, much less that it somehow represented JPMorgan’s actual best effort at valuing Lear’s future cash flows. On this record, the plaintiffs have failed to demonstrate a reasonable likelihood of success on their claim that the proxy statement failed to disclose material facts regarding the value of Lear’s future cash flows.

     The plaintiffs’ second disclosure claim, which faults the Lear board for not disclosing certain aspects of the pre-signing and post-signing market checks, is equally without merit. For one thing, the claim is framed in argumentative terms, faulting the proxy statement for not confessing that Rossiter was supposedly predisposed solely toward financial buyers like Icahn and had no interest in a sale to a strategic acquirer. That sort of request for self-flagellation does not suffice as a disclosure claim.8 More substantively, the plaintiffs allege that the proxy statement does not fairly indicate how Icahn’s tough negotiating posture limited Lear’s ability to conduct a pre-signing market check. But the key facts are disclosed. It is clear that the only pre-signing market check was a very discrete solicitation of financial buyers, conducted in a hurried fashion beginning on February 4. The Merger Agreement was signed by February 9. No reasonable stockholder reading the proxy statement would likely be deceived into believing that any of those solicited would have had a rational ability to make a bid before February 9, unless they had already been coiled to strike. Any reasonable stockholder would read the proxy statement and conclude that the only genuine market check was the one conducted after the Merger Agreement was executed.
     Furthermore, although the proxy statement does so rather matter-of-factly, it clearly indicates that Icahn made clear on February 2 that $36 was his “best and final

[8]	E.g., Brody v. Zaucha, 697 A.2d 749, 754 (Del. 1997); accord Goodwin v. Live Entertainment, Inc., 1999 WL 64265, at *20 (Del. Ch. 1999)(“[T]he fact that [defendants] did not characterize the course of events in a negative manner does not constitute a breach of the duty of disclosure.”), aff’d, 741 A.2d 16 (Del. 1999).

offer,” Icahn’s unwillingness throughout February 3 to change that price, and that, on the evening of February 4, Icahn had again resisted a request to increase the price and had expressed an unwillingness “to further negotiate these transaction terms.” The proxy statement goes further and makes clear that Lear did not seek a price change after February 5 — when Icahn and the company had already publicly disclosed his $36 bid — precisely because Icahn had said he would go no higher, but that Lear continued to negotiate over the termination fee and other terms. Anyone reading these facts would have concluded that Icahn had told Lear that he would not continue to keep an offer on the table if Lear intended to engage in a full-blown pre-signing auction. Given that the proxy statement makes plain that Icahn did not give Lear everything it desired in terms of its ability to shop after signing the Merger Agreement, it makes even more obvious that Icahn was not willing to be an amateur stalking horse — i.e., one without a definitive acquisition agreement containing a termination fee if another bidder ultimately prevailed. Similarly, I see no basis for the plaintiffs’ contention that the proxy statement somehow fails to disclose that the go-shop period Icahn had assented to was somehow truncated from 60 to 45 days. There is evidence that Lear desired a 60 day go-shop period but none that Icahn ever assented to its wish. The proxy statement does not misrepresent the actual terms agreed to and this sort of minor back-and-forth need not be disclosed.
     The reality is that the proxy statement fairly discloses that Lear did not do any meaningful pre-signing market check, that it merely made a few hasty phone calls to see whether it was missing any imminently available opportunity, and that Lear was depending on the post-signing go-shop process to be its real market check. The proxy statement also fairly discloses that the Lear board realized the importance of the post-signing shopping period, and sought to lengthen it and to strengthen its utility through means such as getting Icahn to promise to vote his shares in favor of a superior proposal embraced by Lear. Although the plaintiffs raise other quibbles about the description of the negotiating and shopping processes, they do not point to a material deficiency in the information provided by the proxy statement. That statement gives a materially accurate rendition of what the Lear board did and did not do to try to get the highest bid.
     The plaintiffs’ final disclosure argument has more force, and is founded on a less argumentative, and more factually objective, variation of their concerns about Rossiter’s motivations. The proxy statement fails to disclose the fact that, in late 2006, Lear’s CEO Rossiter approached the board expressing a serious concern about whether it was in his best interest to continue as CEO in light of the financial risks that presented. In particular, Rossiter was concerned about having so much of his net worth tied up in Lear. So long as he continued to work as CEO, Rossiter could not cash in his substantial retirement benefits. If he retired immediately, having worked for Lear for 35 of his 60 years but not yet having fully vested by attaining the age of 65, Rossiter’s accrued retirement benefits would be reduced by a 29% early withdraw penalty, and he would reap approximately $10.4 instead of $14.6 million. Because the bulk of those retirement benefits were not secured by any specific assets, Rossiter feared that he could be at risk in the event that an industry downturn — a realistic possibility for the American automotive industry, history suggests — forced Lear into bankruptcy, as he would just be an unsecured creditor.

     Likewise, Rossiter owned a lot of Lear stock. As CEO, he faced two trading problems. For starters, he was locked out from selling in many periods because of concerns about insider trading liability. Relatedly, as CEO, if he took steps to sell large amounts of stock, it could signal a lack of confidence in the company, and lead to a decline in the stock price that would hurt his holdings and the company’s future prospects. Although Rossiter, like most CEOs, was simply facing the portfolio risks that come with wealth attributable largely to labor at one firm, those risks were real, especially as he faced an age at which it would be more difficult for him to locate another CEO position. Put another way, Rossiter knew that his retirement nut was what it was from his years of labor, and he was wondering whether it was time to cash it out and take it with him.
     Rossiter’s concern was serious enough that he engaged his board, and the board, fearing his departure, employed an expensive compensation consultant, Towers Perrin, to provide it with options. Towers Perrin generated a formal report, which included options that were financially attractive to Rossiter. By these options, Rossiter’s financial concerns would have been addressed. He would have secured his fortune for his family, and been able to continue as CEO without worrying that the bulk of his net worth remained at risk.
     The Lear board seems to have been willing to provide these benefits to Rossiter but — and that “but” is important — the Towers Perrin report indicated that changes of this kind were likely to raise eyebrows among institutional investors and the proxy advisory firms who advise them. In an environment in which executive compensation was viewed with great suspicion generally, Lear was advised by Towers Perrin that it would have to do a selling job in order to avoid adverse consequences, which could include the possibility of a withhold vote campaign. Although not made explicit, one also suspects that industry conditions made these changes problematic. The auto industry was enduring pain, and this pain put pressure on industry employers to cut employment costs. At other corporations, this meant asking long-time employees and union laborers for wage and benefit concessions and, even worse, cutting jobs. In that environment, the desire of a well-compensated, Michigan-based CEO to secure his multi-million dollar retirement nest egg from the risks of a continuing industry downturn might not have been well received.
     As of the end of 2006, Rossiter had therefore not embraced the board’s willingness to provide him relief of the kind he desired. The defendants make much of this and say that Rossiter’s non-acceptance makes the non-disclosure of his request to the board and its reaction immaterial.
     I draw an entirely different inference. One can assume that Rossiter’s motives for not accepting the options Towers Perrin presented were entirely worthy of respect and still conclude that these facts are material. It may well be that Rossiter believed that it would be bad for Lear for him to accept these concessions and subject Lear to the distractions of institutional investor objections and community criticism.
     But if that was indeed the case, the materiality of these facts becomes even more obvious. So long as Lear remained a public company, Rossiter faced a conflict between his desire to secure his retirement nut and his desire to continue as a CEO. Yet, if a going private transaction was presented that cashed out the public stockholders at a premium, Rossiter could strike a deal with the buyer that allowed him to accomplish both of his desires. So long as the going private was consummated, Lear would no longer face the intense corporate governance and social responsibility scrutiny directed at public corporations. Likewise, a going private would allow Rossiter to turn his locked-up equity stake into liquid American greenbacks along with all the other public stockholders but with the chance (not available to them) for a future equity stake in Lear.
     In his deposition testimony, Rossiter was forthcoming about the fact that he viewed a going private transaction as attractive. No doubt some of his reasons had nothing to do with his personal interests (e.g., the ability for Lears to carry on its business in an industry with great challenges and cyclical swings without worrying about quarterly earnings calls). But a going private also presented him with a viable route for accomplishing materially important personal objectives.
     The following facts cement my view that the failure of the proxy statement to disclose Rossiter’s negotiations with the board over his SERP and equity stake rises to the level of a material omission:
•	Rossiter discussed a going private transaction with Icahn for more than a week before he disclosed Icahn’s expression of interest to the board;

•	The board thereafter permitted Rossiter to negotiate the key terms of the merger with Icahn outside the presence of any independent director or the Special Committee’s investment banker without any specific pricing guidance from the Special Committee;

•	The merger allows Rossiter to cash out all of his equity stake in Lear in one lump sum; and

•	Icahn agreed to employment terms with Rossiter that allowed Rossiter to secure a short-term schedule for the payout of his retirement benefits, obtain an improved salary and bonus package, and secure a large grant of options giving him a lucrative upside if Lear performed well after the merger.
     Put simply, a reasonable stockholder would want to know an important economic motivation of the negotiator singularly employed by a board to obtain the best price for the stockholders, when that motivation could rationally lead that negotiator to favor a deal at a less than optimal price, because the procession of a deal was more important to him, given his overall economic interest, than only doing a deal at the right price. By saying this, I do not find that Rossiter acted in any way inappropriately, I am only saying that the stockholders would find it material to know the motivations he harbored that substantially differed from someone who only owned equity in Lear or who only served as an independent director of Lear.
     For these reasons, I conclude that the plaintiffs have established a reasonable probability of success on the merits as to one of their disclosure claims. Delaware corporation law gives great weight to informed decisions made by an uncoerced electorate.9 When disinterested stockholders make a mature decision about their economic self-interest, judicial second-guessing is almost completely circumscribed by

[9]	E.g., Solomon v. Armstrong, 747 A.2d 1098, 1117 (Del. Ch. 1999), aff’d, 746 A.2d 277 (Del. 2000).

the doctrine of ratification.10 For that reason, our law has also found the irreparable injury prong of the preliminary injunction standard satisfied when it is shown that the stockholders are being asked to vote without knowledge of material facts, because it deprives stockholders of the chance to make a fully-informed decision whether to vote for a merger, dissent, or make the oft-related decision (relevant here) whether to seek appraisal.11 Moreover, the risks presented by an injunction are modest as the injunction persists only so long as necessary to ensure appropriate disclosure before the merger vote.12
     Here, those factors counsel in favor of a very limited injunction prohibiting the procession of the merger vote until supplemental disclosure is made.
B. The Plaintiffs’ Revlon Claims
     The other substantive claim made by the plaintiffs arises under the Revlon doctrine.13 Revlon and its progeny stand for the proposition that when a board has decided to sell the company for cash or engage in a change of control transaction, it must

[10]	E.g., In re PNB Holding Co. S’holders Litig., 2006 WL 2403999, at *14 (Del. Ch. 2006) (“[O]utside the Lynch context, proof that an informed, non-coerced majority of the disinterested stockholders approved an interested transaction has the effect of invoking business judgment rule protection for the transaction and, as a practical matter, insulating the transaction from revocation and its proponents from liability.”).

[11]	E.g., ODS Technologies, Inc. v. Marshall, 832 A.2d 1254, 1262 (Del. Ch. 2003) (“The threat of an uninformed stockholder vote constitutes irreparable harm.”); In re Pure Resources, Inc. S’holders Litig., 808 A.2d 421, 452 (Del. Ch. 2002) (“[I]rreparable injury is threatened when a stockholder might make a tender or voting decision on the basis of materially misleading or inadequate information.”).

[12]	E.g., In re Staples, Inc. S’holders Litig., 792 A.2d 934, 960 (Del. Ch. 2001) (“An injunctive remedy . . . specifically vindicates the stockholder right at issue—the right to receive fair disclosure of the material facts necessary to cast a fully informed vote—in a manner that later monetary damages cannot and is therefore the preferred remedy, where practicable.”).

act reasonably in order to secure the highest price reasonably available.14 The duty to act reasonably is just that, a duty to take a reasonable course of action under the circumstances presented.15 Because there can be several reasoned ways to try to maximize value, the court cannot find fault so long as the directors chose a reasoned course of action.16
     The plaintiffs contend that the negotiation of the merger was tainted by the Special Committee’s decision to leave to Rossiter the challenging task of extracting from Icahn the best price and most beneficial terms. According to the plaintiffs, Rossiter’s interest in securing his personal finances by obtaining a payout of his retirement nest egg (without penalty or adverse reaction) and by liquidating his equity stake in Lear (promptly and without a decline in share price) gave him a rational incentive to ensure a merger agreement that would help him achieve those objective was inked regardless of whether the merger was at the highest price or best terms that might be obtained.
     When Icahn floated the idea of a going private deal in January to Rossiter, he presented Rossiter with the chance to have his major desires met. Because such a merger would allow all stockholders to sell at a premium, Rossiter could sell out his equity stake without a negative effect on Lear or running afoul of trading restrictions. Further, because Lear would cease to be a public company after a going private transaction,

[13]	Revlon, Inc. v. MacAndrews & Forbes Holdings, Inc., 506 A.2d 173 (Del. 1986).

[14]	E.g., Paramount Communications, Inc. v. QVC Network, Inc., 637 A.2d 34, 44 (Del. 1994); Revlon, 506 A.2d at 184 n.16.

[15]	E.g., Barkan v. Amsted Industries, Inc., 567 A.2d 1279, 1286-87 (Del. 1989).

[16]	Id.

Rossiter’s new employer would not care what ISS or other corporate governance commentators thought about its handling of its executives’ retirement plans. If that employer believed it was in its interest to allow Rossiter to cash out his equity and benefits while continuing to work, it could do that without worrying about a withhold vote or other consequences.
     Icahn’s proposal, therefore, placed Rossiter in a fiduciary quandary. Although his equity interest in Lear gave him an incentive to increase its stock price, it also left him with non-diversifiable risk. While remaining as CEO, Rossiter could not simply sell out his entire equity stake, lest he signal a lack of confidence in the company. But, by leaving his equity in, a very large part of his personal wealth was entirely tied up in, and therefore dependent on, Lear’s performance. Moreover, if Rossiter expected (as would be reasonable) to receive options in the equity of the company after the merger closed, the failure to get the optional price for Lear now would not hurt him as much as the public stockholders, because the lower merger price would likely set a lower strike price for the options he received in the post-merger Lear.
     Retirement benefits presented a similar issue. As has been fully discussed, a going private transaction gave Rossiter a unique opportunity to reconcile his conflicting desires to secure his retirement nest egg from the risk of a future Lear bankruptcy and to remain as a Lear executive.
     As a result of these internal conflicts, the plaintiffs submit that Rossiter was willing to accept any deal at a defensible price that allowed him to achieve his personal objectives rather than to hold out for (or trade away his personal benefits in exchange for)

an increase in the deal price. As such, they say, his motives were not identical to those of Lear’s public stockholders who single-mindedly want the highest price for their equity. For that reason, the plaintiffs argue that it was wrong for the Special Committee to charge Rossiter with dealing with a tough negotiator like Carl Icahn, because Rossiter’s own self-interest (even if he strove to keep it under control) rendered him less likely to handle the task with the steely resolve required to garner a great price.
     In response, the defendants claim that there is no evidence that Rossiter did anything improper. To the contrary, they point to Rossiter’s proven record of fidelity to Lear and its stockholders and assert that given his experience and skill set, he was best positioned to skillfully advocate for the best merger price. The Special Committee also says that kept Rossiter under tight control. To find that the Special Committee fell short of its fiduciary obligations duty to pursue the highest value reasonably possible because they employed Rossiter as their bargaining agent would, the defendants believe, elevate a persnickety sense of Ivory Soap purity over business logic. Rossiter knew more about the company than anyone, was doggedly loyal, and was a persuasive salesman. Who better to do the job, especially given the Special Committee’s close communications with him during the process?
     This debate is an interesting one in which each side makes telling points. I agree with the plaintiffs that the Special Committee’s approach was less than confidence-inspiring. Although I do not embrace the notion that persons suffering from conflicts are invariably incapable of putting them aside, I cannot ignore the reality that American business history is littered with examples of managers who exploited the opportunity to work both sides of a deal. In fact, it would be silly to premise a decision on the notion that compensation schemes intended to have powerful incentive effects — such as SERP programs and equity awards — are wholly benign and never, despite their intended purpose of creating alignment between the interests of managers and other stockholders, create incentives that actually give managers reasons to pursue ends not shared by the corporation’s public stockholders. Therefore, I will not. Instead, I decide this motion recognizing that Rossiter, while negotiating the merger, had powerful interests to agree to a price and terms suboptimal for public investors so long as the resulting deal: (1) allowed him to promptly liquidate his equity holdings; (2) secured his ability to accelerate and cash-out his retirement benefits; and (3) gave him the chance to continue in his managerial positions for a reasonable time, with a continued equity stake in Lear that would allow him to profit from its future performance.17 Given those considerations, a merger at a price lower than the $36 per share that Icahn is paying might well make personal economic sense for Rossiter, when the risks to him of managing Lear as a stand-alone public company are taken into account.18
     For these reasons, I believe it would have been preferable for the Special Committee to have had its chairman or, at the very least, its lead banker participate with

[17]	These motives are also attributable to Vandenberghe and DelGrosso, who obtained similar compensation packages to Rossiter for their agreement to stay on with the surviving company. Ninivaggi’s interests are less clear. Even though Ninivaggi refrained from negotiating his compensation package, Ninivaggi might rationally harbor expectations of a package akin to that received by his colleagues in top management.

[18]	For that reason, Rossiter’s outright rejection of Icahn’s $35.25 bid is relevant. He might well have returned to the Special Committee with only that offer, and a merger price less than $36 per share might have emerged based on that signal.

Rossiter in the negotiations with Icahn. By that means, there would be more assurance that Rossiter would take a tough line and avoid inappropriate discussions that would taint the process. Similarly, if the Special Committee was to proceed as it did, by leaving the negotiations to Rossiter without direct supervision, it could have provided him with more substantial guidance about the strategy he was to employ. The defendants applaud Rossiter for getting Icahn to bid against himself, by increasing his offer in one call by a quarter, and then another seventy-five cents. What they slight is that Icahn both opened and closed the price negotiations by rapidly moving to $36, declaring that his best and final offer, and steadfastly refusing any further price negotiation. Indeed, when Icahn first did that in a call on the evening of February 2, Rossiter did not reconvene the Special Committee, which had just finished meeting telephonically, to discuss what to do with Icahn’s new offer. Instead, he slept on it, then called Icahn in the morning to plead for a higher bid without a specific counter to make. Icahn told him the price negotiations were over. And they were. They ended without the Special Committee ever making a counter on price, leaving the Special Committee only to make specific suggestions regarding the deal protections Icahn would receive for his agreement to pay $36.
     Although I do not, as will soon be seen, view this negotiation process as a disaster warranting the issuance of an injunction, it is far from ideal and unnecessarily raises concerns about the integrity and skill of those trying to represent Lear’s public investors. In reflecting on why this approach was taken, I consider it less than coincidental that Rossiter did not tell the board about Icahn’s interest in making a going private proposal until seven days after it was expressed. Although a week seems a short period of time, it is not in this deal context. In seven days, a newly formed Special Committee’s advisors can help the Committee do a lot of thinking about how to go about things and what the Committee should seek to achieve; that includes thinking about the Committee’s price and deal term objectives, and the most effective way to reach them.
     The Lear Special Committee was deprived of important deliberative and tactical time, and, as a result, it quickly decided on an approach to the process not dissimilar to those taken on most issues that come before corporate boards that do not involve conflicts of interest. That is, the directors allowed the actual work to be done by management and signed off on it after the fact. But the work that Rossiter was doing was not like most work. It involved the sale of the company in circumstances in which Rossiter (and his top subordinates) had economic interests that were not shared by Lear’s public stockholders.
     Acknowledging all that, though, I am not persuaded that the Special Committee’s less-than-ideal approach to the price negotiations with Icahn makes it likely that the plaintiffs, after a trial, will be able to demonstrate a Revlon breach. To fairly determine whether the defendants breached their Revlon obligations, I must consider the entirety of their actions in attempting to secure the highest price reasonably available to the corporation. Reasonableness, not perfection, measured in business terms relevant to value creation, rather than by what creates the most sterile smell, is the metric.19
     When that metric is applied, I find that the plaintiffs have not demonstrated a reasonable probability of success on their Revlon claim. The overall approach to obtaining the best price taken by the Special Committee appears, for reasons I now explain, to have been reasonable.
     First, as many institutional investors and corporate law professors have advocated that all public corporations should do, Lear had gotten rid of its poison pill in 2004. Although it is true that the Lear board had reserved the right to reinstate a pill upon a vote of the stockholders or of a majority of the board’s independent directors, it was hardly in a position to do that lightly, given the potential for such action to upset institutional investors and the influential proxy advisory firm, ISS. At the very least, Lear’s public elimination of its pill signaled a willingness to ponder the merits of unsolicited offers. That factor is one that the Lear board was entitled to take into account in designing its approach to value maximization.
     Relatedly, Icahn’s investment moves in 2006 also stirred the pot, as the plaintiffs admit. Indeed, they go so far as to acknowledge that Lear could be perceived as having been on sale from April 2006 onward. As the plaintiffs also admit, Icahn has over the

[19]	E.g., QVC, 637 A.2d at 45 (“[C]ourt[s] applying enhanced judicial scrutiny should be deciding whether the directors made a reasonable decision, not a perfect decision. If a board selected one of several reasonable alternatives, a court should not second-guess that choice even though it might have decided otherwise or subsequent events may have cast doubt on the board’s determination.”).

years displayed a willingness to buy when that is to his advantage and to sell when that is to his advantage. The M&A markets know this. Icahn’s entry as a player in the Lear drama would have drawn attention from buyers with a potential interest in investing in the automobile sector.
     In considering whether to sign up a deal with Icahn at $36 or insist on a full pre-signing auction, these factors were relevant. No one had asked Lear to the dance other than Icahn as of that point, even though it was perfectly obvious that Lear was open to invitations. Although a formal auction was the clearest way to signal a desire for bids, it also presented the risk of losing Icahn’s $36 bid. If Icahn was going to be put into an auction, he could reasonably argue that he would pull his bid and see what others thought of Lear before making his move. If the response to the auction was under whelming, he might then pick up the company at a lower price.
     The Lear board’s concern about this possibility was, in my view, reasonable, given the lack of, with one exception, even a soft overture from a potential buyer other than Icahn in 2006. That exception was a call that Rossiter had gotten from Cerberus when Lear’s market price was still well below $20 per share. But that exception is interesting in itself. Once Icahn’s second investment became public and his deepened position was announced in October 2006, Cerberus never made a move. Likewise, when Cerberus was contacted during the pre-signing market check and as part of the go-shop process, it never signaled a hunger for Lear or a price at which it would be willing to do a deal.
     Also relevant to the question of whether an auction was advisable was the lack of ardor that other major Lear stockholders had for the opportunity to buy equity in the secondary offering along with Icahn. Although some of them are now touting the idea that Lear is worth $60 per share, an idea whose implications I will discuss, they passed on the chance to buy additional stock at $23 per share in October 2006. Given this history, I cannot conclude that it was unreasonable for the Lear board not to demand a full auction before signing its Merger Agreement with Icahn. There were important risks counseling against such an insistence, especially if the board could to some extent have it both ways by locking in a floor of $36 per share while securing a chance to prospect for more.
     Second, I likewise find that the plaintiffs have not demonstrated a likelihood of success on their argument that the Lear board acted unreasonably in agreeing to the deal protections in the Merger Agreement rather than holding out for even greater flexibility to look for a higher bid after signing with Icahn. In so finding, I give relatively little weight to the two-tiered nature of the termination fee. The go-shop period was truncated and left a bidder hard-pressed to do adequate due diligence, present a topping bid with a full-blown draft merger agreement, have the Lear board make the required decision to declare the new bid a superior offer, wait Icahn’s ten-day period to match, and then have the Lear board accept that bid, terminate its agreement with Icahn, and “substantially concurrently” enter into a merger agreement with it. All of these events had to occur within the go-shop period for the bidder to benefit from the lower termination fee. This was not a provision that gave a lower break fee to a bidder who entered the process in some genuine way during the go-shop period — for example, by signing up a confidentiality stipulation and completing some of the key steps toward the achievement of a definitive merger agreement at a superior price. Rather, it was a provision that essentially required the bidder to get the whole shebang done within the 45-day window. It is conceivable, I suppose, that this could occur if a ravenous bidder had simply been waiting for an explicit invitation to swallow up Lear. But if that sort of Kobayashi-like buyer existed, it might have reasonably been expected to emerge before the Merger Agreement with Icahn was signed based on Lear’s lack of a rights plan and the publicity given to Icahn’s prior investments in the company.
     That said, I do not find convincing the plaintiffs’ argument that the combination of the fuller termination fee that would be payable for a bid meeting the required conditions after the go-shop period with Icahn’s contractual match right were bid-chilling. The termination fee in that scenario amounts to 3.5% of equity value and 2.4% of enterprise value. For purposes of considering the preclusive effect of a termination fee on a rival bidder, it is arguably more important to look at the enterprise value metric because, as is the case with Lear, most acquisitions require the buyer to pay for the company’s equity and refinance all of its debt. But regardless of whether that is the case, the percentage of either measure the termination fee represents here is hardly of the magnitude that should deter a serious rival bid. The plaintiffs’ claim to the contrary is based on the median of termination fees identified in a presentation made by JPMorgan in two-tiered post-signing processes of 1.8% of equity value during the go-shop period and 2.9% thereafter. The plaintiffs also state that Icahn should have gotten a lower fee because he would profit from a topping bid through his equity stake. These factors are not ones that I believe would, after trial, convince me that the board’s decision to accede to Icahn’s demand for a 3.5% fee (2.8% during the go-shop) was unreasonable. Icahn was tying up $1.4 billion in capital to make a bid for a corporation in a troubled industry, was agreeing to allow the target to shop the company freely for 45 days and to continue to work freely with Lear concerning any emerging bidders during that process, and was agreeing to vote his shares for any superior bid accepted by the Lear board.
     Likewise, match rights are hardly novel and have been upheld by this court when coupled with termination fees despite the additional obstacle they are present.20 And, in this case, the match right was actually a limited one that encouraged bidders to top Icahn in a material way. As described, a bidder whose initial topping move was over $37 could limit Icahn to only one chance to match. Therefore, a bidder who was truly willing to make a materially greater bid than Icahn had it within its means to short-circuit the match right process. Given all those factors, and the undisputed reality that second bidders have been able to succeed in the face of a termination fee/matching right combination of this potency,21 I am skeptical that a trial record would convince me that the Lear board acted unreasonably in assenting to the termination fee and match right provisions in the Merger Agreement.
     Third, I consider the most unique of the plaintiffs’ arguments, which is that the fact that the initial acquirer was Icahn, rendered any chance of a topping bid illusory.

[20]	E.g., In re Toys ‘R’ Us, Inc. S’holder Litig., 877 A.2d 975, 980 (Del. Ch. 2005) (finding that inclusion of a termination fee and the presence of matching rights in a merger agreement did not act as a serious barrier to any bidder willing to pay materially more for the target entity).

[21]	Defendants have cited 15 transactions within the past three years in which intervening bids were made despite termination fees of 3% or more and contractual match rights in the merger agreements. See Affidavit of William E. Green, Jr., Esquire at ¶¶ 3-17 (citing transactions).

The argument is unique because it conflicts with other arguments that have featured prominently in the plaintiffs’ submissions. For example, the plaintiffs have noted that the announcement of Icahn’s investments in Lear, particularly his purchase of shares in a secondary offering in October 2006, led the market to believe Lear was open to a sale. After the Merger Agreement was signed, the plaintiffs note that Lear’s stock price traded above the deal price of $36 because the markets expected that a higher priced deal would eventually be consummated. Both of those arguments are founded in the notion that Icahn’s presence on the scene was, if anything, a value-boosting factor. To their credit, the plaintiffs admit that is the case, and they also acknowledge that Icahn has a history of making stock purchases and subsequent acquisition overtures, but then happily stepping aside and cashing in his equity stake at a substantial profit when other bidders submit more attractive offers.
     But the plaintiffs say that buyers sense that Icahn finds something ineffably desirable about Lear, and that they would suffer retribution from Icahn if they got in the game. They base this assertion on some notes from JPMorgan indicating that a couple of parties did not want to tangle with Icahn. Those indications, however, do not imply that those parties were somehow frightened of Icahn. Rather, they are more indicative of a reluctance to get in a bidding war with a savvy player.
     Candidly, the idea that other bidders were afraid of crossing Icahn on this deal emerges from this record as closer to mirth-producing, than injunction-generating. As documented by defendants’ expert, in five of Icahn’s ten acquisition attempts since 2000, other acquirers submitted topping bids. Moreover, in this case, as the plaintiffs point out,

Icahn stands to profit handsomely if he is topped. AREP investors bought into its position at a price of well less than $23 on average. If Icahn is topped at, say, $39, they will receive that profit plus up to $100 million in termination fees and expense reimbursements due under the Merger Agreement. Sounds like a pretty good result for AREP’s equity holders, particularly since it would involve none of the execution risks that will accompany a consummated acquisition.
     To that same point, the signal that Icahn’s voting agreement sends is also relevant. Icahn contractually promised to vote his equity in favor of a superior deal embraced by the Lear board. Given Icahn’s past history of willingly accepting the premium profits that came to him from putting companies in play and bowing out when a more optimistic bidder emerged, these deal features make even more implausible the notion that fear of Carl Icahn rendered the shopping process futile.
     I also perceive no reason why a strategic or financial bidder would have believed that Icahn’s relationship with Lear’s management made a topping bid inadvisable. It is, of course, a reality that there is not a culture of rampant topping among the larger private equity players, who have relationships with each other that might inhibit such behavior. But the plaintiffs have not done anything to show that such a culture, if it exists and if it can persist given the powerful countervailing economic incentives at work, inhibited a topping bid against Icahn. Even less have they shown that there was a perception that Lear’s management was particularly enamored of Icahn, or that it would not work for another reputable financial buyer. In fact, the record is to the contrary, indicating that Rossiter and his subordinates were open to dealing with other credible bidders.

     For a strategic player, it is even harder to perceive a barrier. By signing up a cash deal subject to Revlon, the Lear board had opened the door to a topping bid by a strategic acquirer which would be free from the usual “merger of equal” issues like future headquarters location(s) and managerial retention and succession. As a result, a strategic buyer would seemingly have been presented with substantial freedom to develop a topping bid for Lear premised on a post-consummation business strategy that incorporated the greater synergies that arguably can be reaped in a cash conquest resulting in a combined asset base under the acquirer’s sole control, as opposed to in friendly deals often involving awkward, compromised periods of governance under a pooled management team. At the very least, a credible strategic bidder knew that cash was king in the Lear process, and that as long as it topped Icahn (a bidder with a powerful incentive to stand aside if a strategic could pay a materially higher price because of synergies available to it) and had no regulatory obstacles precluding its ability to close a deal, the Lear board would have to embrace its offer.
     Finally, the plaintiffs have attempted to persuade me that the Lear board has likely breached its Revlon duties because the it had hoped that Icahn would offer more than $36 per share, that some Lear stockholders think that $36 per share is too low, and because the plaintiffs have presented a valuation expert opining that the value of Lear was in the high-$30s to mid-$40s range. This is not an appraisal proceeding, and I have no intention to issue my own opinion as to Lear’s value.
     But what I have done is reviewed the record on valuation carefully. Lear is one of the nation’s largest corporations. Before Icahn emerged, the stock market had abundant information about Lear and its future prospects. It valued Lear at much less than $36 per share — around $17 per share in March and April 2006. After Icahn emerged, the stock market perceived that Lear had greater value based on Icahn’s interest and the likelihood of a change of control transaction involving a purchase of all of the firm’s equity, not just daily trades in minority shares.
     Although the $36 price may have been below what the Lear board hoped to achieve, they had a reasonable basis to accept it. The valuation information in the record, when fairly read, does not incline me toward a finding that the Lear board was unreasonable in accepting the Icahn bid. Although the plaintiffs’ valuation expert originally opined that a fair range would be in the “high-$30s” to “mid-$40s,” his DCF analysis suggests a range below the merger price, once that DCF analysis is properly adjusted to correct for errors in computing the discount rate he himself admits were either in error or inconsistent. When corrected to use an appropriate discount rate and to consider current industry circumstances, the plaintiff’s own expert’s DCF value for Lear based on its Long Range Plan with Current Industry Outlook ranges from $27.13 to $35.75. Moreover, to the extent that plaintiffs’ expert relies upon the $45.19 median of his DCF models, that reliance appears questionable as those models produce a range between $9.81 and $107.54 per share.
     At this stage, the more important point is this. The Lear board had sufficient evidence to conclude that it was better to accept $36 if a topping bid did not emerge than to risk having Lear’s stock price return to the level that existed before the market drew the conclusion that Lear would be sold because Icahn had bought such a substantial stake. Putting aside the market check, the $36 per share price appears as a reasonable one on this record, when traditional measures of valuation, such as the DCF, are considered. More important, however, is that the $36 price has been and is still being subjected to a real world market check, which is unimpeded by bid-deterring factors.
     If, as the plaintiffs say, their expert is correct that Lear is worth materially more than $36 per share and that some major stockholders believe that Lear is worth $60 per share, a major chance to make huge profits is being missed by those stockholders and by the market for corporate control in general. While it may be that that is the case, I cannot premise an injunction on the Lear board’s refusal to act on an improbability of that kind.22 Stockholders who have a different view on value may freely communicate with others, subject to their compliance with the securities laws, about their different views on

[22]	The plaintiffs have cited this court’s recent decision in Netsmart as supporting their Revlon arguments. The differences between the two cases are worth noting. Netsmart was a microcap company with limited trading in its shares. Only one analyst covered it. Without engaging in any reliable pre-signing market check involving strategic acquirers, the Netsmart board signed up a merger agreement with a financial buyer containing a strict no-shop. In order to get in the game, any strategic acquirer would therefore have had to make a publicly-disclosed expression of interest to make a topping bid without access to due diligence or discussions with Netsmart management. Moreover, all of the strategic acquirers who might have had an interest in Netsmart were much, much larger and likely to see Netsmart as the sort of nice bolt-on one would add through a friendly process, not the type of key strategic move that would likely justify making a hurried unsolicited overture without prior discussions or information. See generally, In re Netsmart Technologies, Inc. S’holder Litig., -— A.2d —, 2007 WL 926213 (Del. Ch. 2007). By contrast, Lear is one of the largest corporations in the United States with deep analyst coverage. It got rid of its poison pill in 2004, signaling an openness to bids from that point forward. In 2006, when Carl Icahn came on the scene, even the plaintiffs admit that the market for corporate control knew Lear was essentially in play. Then, even after Icahn signed up his bid, over 40 strategic and financial bidders were invited to obtain due diligence in a non-public way in order to formulate topping bids. Put simply, unlike in Netsmart, no one had to discover Lear; they were invited by Lear to obtain access to key information and decide whether to make a bid.

value. Stockholders may vote no and seek appraisal.23 But the plaintiffs are in no position ask me to refuse the Lear electorate the chance to freely determine whether a guaranteed $36 per share right now is preferable to the risks of continued ownership of Lear stock.
VI. Conclusion
     For the foregoing reasons, the plaintiffs’ motion for a preliminary injunction is largely denied, with the exception that a preliminary injunction will issue preventing the merger vote until supplemental disclosure of the kind required by the decision is issued. The defendants shall provide the court on June 18 their proposal as to the form of that disclosure, and the timing of its provision to stockholders. So long as the court is satisfied about substance and timing, the merger vote may be able to proceed as currently scheduled. The plaintiffs and defendants shall collaborate on an implementing order, which shall be presented on June 18 as well.

[23]	E.g., Toys ‘R’ Us, 877 A.2d at 1023 (“[T]he bottom line is that the public shareholders will have an opportunity [] to reject the merger if they do not think the price is high enough in light of the Company’s stand-alone value and other options.”); see also 8 Del. C. § 262 (granting appraisal rights).

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